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                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                    FORM 8-K

                Current Report Pursuant to Section 13 or 15(d) of
                       the Securities Exchange Act of 1934


                                November 4, 1996
                                 Date of Report
                        (Date of earliest event reported)


                          INDUSTRIAL TECHNOLOGIES, INC.
             (Exact name of registrant as specified in its charter)


                                    Delaware
                 (State or other jurisdiction of incorporation)

       1-10790                                              04-2596252
(Commission File Number)                       (IRS Employer Identification No.)


                                One Trefoil Drive
                        Trumbull, Connecticut             06611
               (Address of principal executive offices) (Zip Code)



                                 (203) 268-8000
              (Registrant's telephone number, including area code)


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Item 5.           Other Events.

         On November 4, 1996, Industrial Technologies, Inc. (the "Company") and Intec Europe, Ltd., the Company's indirect wholly-owned subsidiary ("Intec Europe"), entered into a commercial revolving loan, demand loan and security agreement (the "Loan Agreement") with American Commercial Finance Corporation ("ACFC"). Pursuant to the Loan Agreement, the Company and Intec Europe may borrow against eligible accounts receivable and inventory of the Company and Intec Europe amounts not to exceed $1,500,000. In connection with the Loan Agreement, the Company and Intec Europe delivered to ACFC a revolving promissory note in the principal amount of $1,500,000 and a demand promissory note in the principal amount of $500,000 (collectively, the "Notes"). The total principal amount outstanding under the Notes may not exceed $1,500,000 at any time. The Notes bear interest at 4% per annum above the prime rate on a floating basis and are due and payable on October 31, 1999, unless demand is made by ACFC prior to such date. The Notes are secured by a first priority security interest in all of the Company's personal property. In connection with the execution of the Loan Agreement, the Company issued to ACFC warrants to purchase 100,000 shares of the Company's Common Stock at an exercise price of $0.50 per share (subject to adjustment), exercisable until October 31, 2003.

         Upon the closing of the Loan Agreement, the Company received an initial disbursement of $781,500, of which approximately $640,000 was used to repay existing indebtedness of the Company.


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                                    SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


Date:  November 14, 1996                 INDUSTRIAL TECHNOLOGIES, INC.

                                         /s/ Joseph Schlig
                                         Joseph Schlig
                                         Vice President, Chief Financial Officer
                                         and Secretary


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